UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
November 19, 2009
(November 13, 2009)
Date of Report (Date of earliest event reported)
ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
3738 Oak Lawn Avenue,
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 13, 2009, Fayetteville Express Pipeline LLC (“FEP”), a joint venture between Energy Transfer Partners, L.P. (the “Partnership”) and Kinder Morgan Energy Partners, L.P (“KMEP”), entered into a credit agreement with The Royal Bank of Scotland plc, as administrative agent, and certain other agents and lenders party thereto, that provides for a $1.1 billion senior revolving credit facility (the “FEP Facility”). Pursuant to a guaranty agreement also dated November 13, 2009 between the Partnership and The Royal Bank of Scotland, as administrative agent (the “Guaranty Agreement”), the Partnership has agreed to guarantee 50% of the obligations of FEP under the FEP Facility, with the remaining 50% of FEP Facility obligations guaranteed by KMEP. Copies of the FEP Facility and the Guaranty Agreement are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.
     Subject to certain exceptions, the Partnership’s guarantee may be proportionately increased or decreased if its ownership percentage in FEP increases or decreases. The FEP Facility is available through May 11, 2012. Amounts borrowed under the FEP Facility are unsecured and bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the FEP Facility varies based on both the Partnership’s debt rating and that of KMEP, with a maximum fee of 1.00%. The FEP Facility also has a swingline loan option with a maximum borrowing of $50.0 million at a prime rate. The sum of the loans, swingline loans and letters of credit may not exceed the maximum amount of revolving credit available under the FEP Facility. The indebtedness under the FEP Facility is prepayable at any time at the option of FEP without penalty. The FEP Facility contains customary covenants, including covenants that limit (subject to certain exceptions) FEP’s ability to grant liens, incur indebtedness, engage in transactions with affiliates, enter into restrictive agreements, enter into mergers or dispose of substantially all of its assets.
     The Guaranty Agreement incorporates by reference all of the covenants contained in the credit agreement related to the Partnership’s existing $2.0 billion revolving credit facility (the “ETP Credit Agreement”) that limit (subject to certain exceptions) the ability of the Partnership and certain of the Partnership’s subsidiaries to, among other things:
•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make certain investments;

•	make Distributions during certain Defaults and during any Event of Default (as such terms are defined in the ETP Credit Agreement);

•	engage in business substantially different in nature than the business currently conducted by the Partnership and its subsidiaries;

•	engage in transactions with affiliates;

•	enter into restrictive agreements; and

•	enter into speculative hedging contracts.
The ETP Credit Agreement also contains a financial covenant that provides that on each date the Partnership makes a Distribution, the Leverage Ratio (as defined in the ETP Credit Agreement) shall not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a Specified Acquisition Period (as defined in the ETP Credit Agreement).
     Pursuant to the Guaranty Agreement, the Partnership has agreed to comply with the above covenants until its obligations under the Guaranty Agreement are finally and indefeasibly paid in full after the lenders’ commitments have expired or been terminated and no obligations of the Partnership under the Guaranty Agreement are subject to reinstatement.
     The above descriptions of the FEP Facility and Guaranty Agreement do not purport to be complete and are qualified in their entirety by reference to the FEP Facility and Guaranty Agreement that are attached hereto as Exhibit 10.1 and Exhibit 10.2 and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information included under Item 1.01 above is incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. Exhibits 10.1 and 10.2 below are being filed herewith.
10.1	Credit Agreement dated as of November 13, 2009, by and among Fayetteville Express Pipeline LLC, The Royal Bank of Scotland plc, as administrative agent, and certain other agents and lenders party thereto.

10.2	Guaranty Agreement dated as of November 13, 2009, between Energy Transfer Partners, L.P. and The Royal Bank of Scotland plc, as administrative agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.
	By:	Energy Transfer Partners GP, L.P.,
its general partner

	By:	Energy Transfer Partners, L.L.C.,
its general partner

Date: November 19, 2009		/s/ Martin Salinas, Jr.
Martin Salinas, Jr.
Chief Financial Officer